Exhibit 99.2

Global Recycling Technologies, Ltd. & Subsidiary
Interim Consolidated Balance Sheets
As of September 30, 2011 and December 31, 2010

	September 30, 2011	December 31, 2010
	(Unaudited)	(Audited)

Current Assets

Cash	$102,031	5,103
Accounts Receivable	-	54,397
Total assets	$102,031	59,500

Liabilities and Shareholders' Deficit

Accounts payable	149,781	375,617
Due to related parties	507,300	490,800
Interest payable	361,353	277,777
Convertible note payable	1,000,000	1,000,000
Total liabilities	2,018,434	2,144,194

Shareholders’ Deficit
Common stock: 100,000,000, $0.00025 par value shares authorized; 11,481,952 and 11,036,552 shares issued and outstanding as of September 30, 2011 and December 31, 2010, respectively	2,871	2,759
Preferred stock: 10,000,000, $0.00025 par values shares authorized, none issued	-	-

Additional paid-in capital	5,166,394	4,721,305
Options and warrants outstanding	107,347	82,447

Accumulated deficit	(7,193,014)	(6,891,205)
Total shareholders' deficit	(1,916,402)	(2,084,694)

Total liabilities and shareholders' deficit	$102,031	59,500

Global Recycling Technologies, Ltd. & Subsidiary
Interim Consolidated Statements of Operations
For periods ended September 30, 2011 and 2010

	For the 3-month period ended September 30		For the 9-month period ended September 30
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net Sales	$200,517	270,991	498,569	554,183
Cost of goods sold	105,413	117,127	372,548	449,529
Gross profit	95,104	153,864	126,021	104,654

Expenses
Executive compensation	89,100	89,500	287,040	382,330
Professional fees	75,645	66,318	119,491	85,510
General and administrative	37,237	28,481	84,365	86,116
Total expenses	201,983	184,298	490,896	553,956

Other income and expenses
Interest income	83	76	357	240
Interest expense	36,750	32,489	110,640	90,355
Gain on debt forgiveness	157,399	-	157,399	-
Gain on fixed assets	16,000	-	16,000	-
Total other income and expenses	136,732	(32,413)	63,116	90,115
Income (loss) from operations before income tax	29,854	(62,847)	(301,759)	(539,417)

Income taxes	-	50	50	50

Net profit (loss)	$29,854	(62,897)	(301,809)	$(539,467)

Primary and fully diluted loss per share	0.00	(0.01)	(0.03)	$(0.05)

Global Recycling Technologies & Subsidiary
Interim Statement of Shareholders' Deficit
For periods ended December 31, 2010, and September 30, 2011

	Common shares	Par Value	Additional Paid-in Capital	Options and Warrants	Accumulated Deficit	Totals
Balances 12/31/09	7,055,833	$1,764	$4,527,951	$4,790	$(5,966,009)	$(1,431,504)

Shares for cash	58,559	15	146,468			146,483
Warrants and Options for services				67,777		67,777
Warrants for forbearance				9,880		9,880
Warrants exercised	3,922,160	980	46,886			47,866
Loss for the year					(925,196)	(925,196)
Balances 12/31/10	11,036,552	$2,759	$4,721,305	$82,447	$(6,891,205)	$(2,084,694)

Shares for cash	445,000	112	444,889			445,000
Warrants exercised	400	-	200			200
Warrants for forbearance				24,900		24,900
Income (loss) for the period					(301,809)	(301,809)
Balances 9/30/11	11,481,952	2,871	5,166,394	107,347	(7,193,014)	(1,916,402)

Global Recycling Technologies & Subsidiary
Interim Consolidated Statements of Cash Flows
For periods ended September 30, 2011 and 2010

	For the 9-month period ended September 30
	2011	2010

	(Unaudited)	(Unaudited)

Net Cash Flow From Operating Activities
Net gain (loss) from operations	$(301,809)	(539,467)
Adjustments to reconcile net loss to net cash used by operating activities
Warrants and Options granted for services	24,900
Bad debt expense		5,624
(Increase) decrease in accounts receivable	54,397	83,674
Increase (decrease) in accounts payable	(225,836)	(2,398)
Increase (decrease) in related party payable	16,500	174,800
Increase (decrease) in accrued interest	83,577	90,276

Net cash used by operating activities	(348,272)	(187,490)

Investing Activities	-	-

Net cash for investing activities	-	-

Financing Activities
Proceeds from the sale of common stock	445,200	176,349

Net cash provided by financing activities	445,200	176,349

Increase (decrease) in cash	96,928	(11,142)

Cash at the beginning of the period	5,103	86,174

Cash at end of period	$102,031	75,032

Interest paid during period	-	-
Taxes paid during period	50	50

Non Cash Transactions
Disposition of assets for services	$16,000	-
Debt forgiveness	157,399	-

Global Recycling Technologies, Ltd. and Subsidiary
Notes to the Interim Financial Statements
Unaudited

NOTE 1 - Organization and Nature of Business

Global Recycling Technologies, Ltd. (the Company) was incorporated in Delaware on July 11, 2007.  The Company has principal offices in Phoenix, Arizona. The Company was formed to acquire the assets of companies that recycle and process waste ethylene glycol and to apply a newly developed proprietary technology to produce ASTM E1177 Type I virgin grade recycled ethylene glycol to end users throughout North America.

In management’s opinion all of the adjustments necessary for a fair statement of the results of each of the interim periods presented ended September 30, 2010 and 2011 have been made, such adjustments are of a normal recurring nature. These interim financial statements should be read in conjunction with our 2010 audited financial statements.

NOTE 2 – Related Party Transactions

The Company uses consultants to provide a variety of services, including legal, computer, accounting, marketing, strategic planning, and engineering. Mr. John Lorenz, the Company's CEO, provides management consulting services to the Company through Barcid Investment Group (Barcid), a corporation solely owned by Mr. Lorenz. Barcid was paid $79,040 and $47,200 for consulting services at September 30, 2011 and 2010, respectively, and was owed $247,300 at September 30, 2011, and $184,300 at September 30, 2010.

CyberSecurity, Inc., a corporation owned by Janet Lorenz, wife of John Lorenz, was paid $60,500 and $32,000 for consulting services at September 30, 2011 and 2010, respectively, and was owed $30,000 at September 30, 2011, and $46,000 at September 30, 2010.

As of September 30, 2011 and December 31, 2010, an affiliate, with thirteen percent beneficial ownership, of the Company was owed $230,000 for consulting services provided on behalf of the Company,

NOTE 3 – Commitments and Contingencies

Rental Agreements

The Company rents one office space on a monthly basis under an unwritten rental agreement.   The monthly rent under this agreement is approximately $300.